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                         [PRICEWATERHOUSECOOPERS LOGO]


                                                      PricewaterhouseCoopers LLP
                                                      203 North LaSalle Street
                                                      Chicago, IL 60601-1210
                                                      Telephone (312) 701-5500
                                                      Facsimile (312) 701-6533


March 10, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by BANK ONE CORPORATION (copy attached), which we understand will be filed with the Commission, pursuant to Schedule 14A- Item 9(d)(2) of the Company's proxy statement for the 2000 Annual Meeting of Stockholders. We agree with the statements concerning our Firm in such proxy statement.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
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                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP ("Andersen") to serve as the Corporation's independent public accountants. Representatives of Andersen will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.

     Prior to the Merger, Banc One had engaged Coopers & Lybrand, LLP, now PricewaterhouseCoopers LLP ("PwC"), as its independent public accountant while First Chicago NBD had engaged Andersen. In anticipation of the Merger, a process was initiated to select the independent public accountant for the merged entity. Selection of Andersen as the independent public accountant was recommended to the Banc One Audit Committee on July 20, 1998. The Banc One Audit Committee approved the selection and so reported to the Banc One Board of Directors on July 21, 1998, and PwC was notified that, effective immediately, the firm would no longer be engaged as independent public accountant.

     The PwC audit reports on the consolidated financial statements of Banc One for the years ended December 31, 1996 and 1997, respectively, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 1997, and the interim period preceding the change of independent accountants, there were no disagreements between Banc One and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in connection with its report. Further, PwC did not advise Banc One of any reportable events during the aforementioned time period.